Exhibit 99.1
GMX Resources Inc.
Senior Secured Notes Series C due 2017 (the “New Notes”)
Summary of Principal Terms and Conditions
Capitalized terms used but not defined herein, shall have the meanings ascribed to them in the Commitment Agreement dated the date hereof between the Company and the parties thereto.

Issuer:	GMX Resources Inc. (the “Issuer”).

Indenture:	The New Notes will be a new series of senior secured notes due 2017 issued under the Indenture.

Guarantors:	All obligations of the Issuer under the New Notes will be unconditionally guaranteed by all of the guarantors (the “Guarantors”) of the Existing Notes under the Indenture.

Ranking and Security:
The New Notes will rank pari passu in right of payment with the Existing Notes. The guarantees by each Guarantor (each, a “New Notes Guarantee”) of the New Notes will rank pari passu in right of payment with the guarantee by such Guarantor of the Existing Notes (each, an “Existing Notes Guarantee”).

The Company's obligations under the New Notes will be secured by liens on the same collateral securing the Existing Notes, which liens will rank pari passu with the liens securing Company's obligations under the Existing Notes. Each Guarantor's obligations under its New Notes Guarantee will be secured by liens on the same collateral securing such Guarantor's Existing Notes Guarantee, which liens will rank pari passu with the liens securing such Guarantors obligations under its Existing Notes Guarantee.

Offering Size:	$30.0 million before reflecting Original Issue Discount.

Original Issue Discount:	9.6667%.

Use of Proceeds:	Payment of obligations with respect to the Issuer's Convertible Senior Notes due 2013, including refinancing or payment at maturity.

Interest:
Interest on the New Notes will be payable semi-annually on each June 1 and December 1, beginning on June 1, 2013 and will accrue, at the Issuer's option, (a) at a rate equal to 11.00% per annum if paid entirely in cash or (b) at a rate of 15.00% per annum, payable in kind by the issuance of additional New Notes. Default interest will accrue in cash at a rate of 17.00% per annum.

Commitment:	$30.0 million, in the aggregate by all Committed Holders.

Final Maturity:	December 1, 2017.

Optional Redemption:
At any time, the Issuer may redeem all or part of the New Notes at a redemption price equal to 100.00% of the aggregate principal amount of the New Notes so redeemed, plus accrued and unpaid interest on the New Notes to, but not including the date of such redemption.

Change of Control:	Same as the Existing Indenture.

Collateral:
Same as with respect to the Existing Notes under the Existing Indenture. Releases of all or substantially all of the Collateral will require consent of holders of 75% of the outstanding principal amount of the New Notes and Existing Notes, voting together. The first priority liens securing the obligations will be subject to customary release provisions, including an ordinary-course release provision that will not require compliance with TIA section 314(d). The stock and other securities of a subsidiary of the Issuer will not be required to be pledged to the extent Regulation S-X Rule 3-16 would require the filing with the SEC of separate financial statements for such subsidiary.

Permitted Indebtedness:
Same as the Existing Indenture; with an amendment to provide for removal of a basket for the refinancing of the Issuer's Convertible Senior Notes due 2013 and the addition of the New Notes to be issued in the Private Placement and refinancing thereof as "Notes" included under Permitted Indebtedness.

Asset Dispositions:	Same as the Existing Indenture; Existing Notes and New Notes to be entitled to payment of Excess Proceeds required thereunder pro rata as "Notes".

Restricted Payments:	Same as the Existing Indenture; with an amendment to provide for removal of the Restricted Payment basket in respect of retirement of the Convertible Notes.

Permitted Business Investments:	Same as the Existing Indenture; with an amendment to provide for an additional $10.0 million basket for drilling development.

Representations and Warranties:	Same as the Existing Indenture.

Other Covenants:	Same as the Existing Indenture.

Events of Default:	Same as the Existing Indenture.

Consents:
The New Notes will vote together with the Existing Notes on all matters for which noteholder action is required under the Indenture, except that any amendment that disproportionately affects either the New Notes or the Existing Notes shall also require the affirmative vote of holders of a majority of the notes of the class so affected.

Registration Rights:
Customary A/B exchange offer and shelf registration rights with a 180-day deadline for completion of the A/B exchange offer. Customary shelf registration rights with respect to shares of Common Stock issued in the Private Placement.